Exhibit 99

Susquehanna Media Co. – First Quarter 2005 Results

May 16, 2005

     York, PA – Susquehanna Media Co. (Media) reported $97.3 million consolidated revenues for its first quarter ended March 31, 2005. Revenues increased $10.4 million or 12% compared to first quarter 2004, largely due to a full quarter’s impact from Cable’s March 9, 2004 acquisition of the Carmel, New York systems (“Carmel”). Quarterly operating income of $14.0 million was unchanged from the first quarter 2004. First quarter 2005 operating income included a $2.1 million operating loss for Carmel compared to an operating loss of $1.3 million for Carmel in first quarter 2004.

     On April 20, 2005 Media announced that its corporate Parent, Susquehanna Pfaltzgraff Co. (“SPC” or “Parent”), is exploring a possible sale of Media’s principal businesses. SPC has retained UBS Securities, LLC as its exclusive financial advisor for the potential sale of Media’s businesses. Media will continue to operate its Radio and Cable businesses in due course until the completion of any sales transaction.

     On January 26, 2005, the United States District Court for the Northern District of Georgia granted summary judgment in favor of Bridge Capital Investors (“BCI”), which had sued Media for $10.0 million alleging breach of contract and unjust enrichment in connection with Media’s acquisition of WHMA-FM, now WWWQ-FM, located in Atlanta. The summary judgment granted BCI $10.0 million plus interest at 9% from January 22, 2001 and recovery of attorney’s costs. Media’s 2004 statement of operations includes $3.6 million interest and $0.1 million of other expense related to this judgment. Media’s balance sheet includes $10.0 increased FCC licenses, $3.8 million accrued interest and $0.1 million other current liabilities as of March 31, 2005. On February 22, 2005, Media appealed the judgment. First quarter 2005’s interest expense includes $0.2 million interest related to this judgment.

Radio

     First quarter revenues of $48.5 million were $1.8 million or 4% higher than first quarter 2004. Radio’s first quarter operating income was $9.4 million, an increase of $0.9 million or 11% over first quarter 2004. Revenue growth was concentrated in the San Francisco and Atlanta markets. Other markets had relatively stable revenues compared to first quarter 2004. The improvement in operating income was due to increased revenues.

Cable

     First quarter 2005 revenues totaled $47.7 million, an $8.6 million or 22% increase over first quarter 2004. On a same systems basis (without Carmel revenues) revenues increased $1.8 million or 5% from 2004 to 2005. Operating income of $5.8 million was a decrease of $0.5 million or 8% from 2004 to 2005. The decrease in operating income is attributable to Carmel, which had an operating loss of $2.1 million in 2005 compared to an operating loss of $1.3 million in first quarter 2004.

     Cable successfully transitioned Carmel from all RCN technical, administration and billing services during first quarter 2005. Approximately $0.7 million of transition service expense was incurred in first quarter 2005 prior to the conversion to Cable’s technical and administrative systems.

     Average revenue per basic customer for first quarter 2005 was $69.73, an increase of $8.95 or 15% from first quarter 2004. Basic and expanded basic rate increases, higher revenues from Carmel customers and increased penetration of cable modem and digital video services were responsible for the higher average monthly revenue per basic subscriber.

     Cable made $7.0 million of capital expenditures during the three months ended March 31, 2005. Rebuild expenditures of $3.3 million were concentrated in our Rankin County, Mississippi system. Commercial and residential line extension expenditures were approximately $0.9 million, customer premise equipment expenditures were $1.4 million, and scaleable infrastructure expenditures were $0.7 million for the quarter.

Debt Covenant Compliance

     Media was in compliance with all its debt covenants as of March 31, 2005. Certain loan covenants in our credit facilities and senior subordinated debt utilize a defined term, Consolidated EBITDA or EBITDA, to compute covenant compliance items such as fixed charge coverage ratio.

     The indenture that governs our senior subordinated notes contain covenants which determine compliance based on a financial measure called “Consolidated EBITDA”. Additionally, our credit facilities contain certain covenants in which compliance is measured by computations substantially similar to those used in determining Consolidated EBITDA. Consolidated EBITDA is defined as net income before income taxes, minority interest, interest expense, (net of interest income), depreciation and amortization, employee stock ownership plan (“ESOP”) expense, non-cash credits and charges, extraordinary, non-recurring or unusual items, and any gain or loss on the disposal of assets. Mathematically, Consolidated EBITDA is equivalent to operating income plus depreciation and amortization and ESOP expense adjusted further for non-cash credits and charges, extraordinary, non-recurring or unusual items, and any gain or loss on the disposal of assets.

     Although Consolidated EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles (“GAAP”), we believe that Consolidated EBITDA is a meaningful measure of performance because it is commonly used in the radio and cable television industries to analyze and compare radio and cable television companies on the basis of operating performance, leverage and liquidity.

     Consolidated EBITDA should not be considered in isolation or as a substitute for or an alternative to net income, cash flow from operating activities or other operating or cash flow data prepared in accordance with GAAP. Consolidated EBITDA should not be considered as an alternative measure of a company’s operating performance or liquidity. Consolidated EBITDA, as presented, may not be comparable to EBITDA or other similarly titled measures that may be used by other companies.

     For the three months ended March 31, 2005 and 2004, Consolidated EBITDA may be calculated as follows:

Three months ended March 31, 2005:

(in millions)	Radio	Cable	Other	Total
Operating income	$9.4	$5.8	$(1.2)	$14.0
Depreciation and amortization	1.6	9.7	0.2	11.5
Allocated ESOP expense	2.1	0.9	0.1	3.1

Consolidated EBITDA	$13.1	$16.4	$(0.9)	$28.6

Three months ended March 31, 2004:

(in millions)	Radio	Cable	Other	Total
Operating income	$8.5	$6.3	$(0.8)	$14.0
Depreciation and amortization	1.6	7.2	0.1	8.9
Allocated ESOP expense	2.1	0.8	0.1	3.0

Consolidated EBITDA	$12.2	$14.3	$(0.6)	$25.9

General

     Attached for your review is a schedule of unaudited selected financial information for the quarters ended March 31, 2005 and 2004.

Conference Call

     A conference call is scheduled to review Susquehanna Media Co.’s first quarter 2005 results on Thursday, May 19, 2005 at 11:00 am EDT. To participate in this conference call, please dial (877) 326-2337. The participant code is 7055494.

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Some of the statements in this report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “will,” “should,” or “anticipates” or the negative thereof or other variations thereof or comparable terminology, or by discussion of strategies, each of which involves risks and uncertainties. All statements other than historical facts included herein, including those regarding market trends, Media’s financial position, business strategy, projected plans, estimated impact of accounting treatment changes, estimated SEC filing dates, and objectives of management for future operations, and the potential sale of Media’s businesses are forward-looking statements. Many of these risks are discussed in Media’s Annual Report on Form 10-K for the year ended December 31, 2004. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of Media to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, but are not limited to, general economic and business conditions (both nationally and in Media’s markets), acquisition opportunities and Media’s ability to integrate successfully any such acquisitions, our ability to successfully enter new lines of business, from time to time, such as telephony, meet expectations and estimates concerning future financial performance, financing plans, Media’s ability to service its outstanding indebtedness, any potential sale of the Radio and Cable businesses, the impact of competition, existing and future regulations affecting Media’s business, possible nonrenewal of cable franchises, decreases in Media’s customers advertising expenditures and other factors over which Media may have little or no control.

Susquehanna Media Co. and Subsidiaries
Selected Financial Information
(dollars in thousands, except Cable Operating Data)

	Three Months Ended
	March 31,
	2005	2004
Income Statement Data:
Revenues:
Radio	$48,458	$46,679
Cable	47,732	39,111
Internet	1,117	1,071

Total	97,307	86,861
Operating Income
Radio	9,382	8,503
Cable	5,813	6,344
Internet and other	(1,205)	(909)

Total	13,990	13,938
Depreciation and amortization
Radio	1,605	1,665
Cable	9,750	7,212
Internet and other	164	89

Total	11,519	8,966
Other Financial Data:
ESOP expense
Radio	2,147	2,134
Cable	942	823
Internet and other	53	53

Total	3,142	3,010
Radio employee stock plan revaluation	—	—
Cable performance share plan revaluation	—	—
Interest expense, net	6,976	8,843
Interest income from loans to Parent(1)	1,568	1,656
Capital expenditures	7,536	5,345
Total Long-term debt	569,267	604,250
Cable Operating Data: (Not in thousands)
Homes passed	358,733	350,060
Total customers(2)	234,295	236,271
Total customer penetration(3)	65.3%	67.5%
Basic video subscribers	228,128	234,051
Internal growth of subscribers(4)	-3.2%	13.7%

	Three Months Ended
	March 31,
	2005	2004
Basic video penetration(5)	63.6%	66.9%
Digital customers(6)	60,634	56,958
Digital customer penetration(7)	26.6%	24.3%
Cable modems(8)	69,191	55,875
Cable modem penetration(9)	27.9%	28.2%
Telephony lines(10)	9,630	8,939
Telephony line penetration(11)	24.1%	3.8%
Average monthly revenue per basic subscriber(12)	$69.73	$60.78
Cable capital expenditures	$7,013,000	$4,545,000

(1)	Interest income on loans by Media to its Parent to fund the ESOP.

(2)	Total customers represent the sum of basic video customers and cable modem only customers.

(3)	Total customer penetration represents total customers as a percentage of homes passed.

(4)	Internal growth of subscribers represents the year to date percentage change in subscribers excluding acquisitions.

(5)	Basic video penetration represents basic subscribers as a percentage of homes passed.

(6)	Digital customers represents the aggregate number of digital households that are billed for service.

(7)	Digital customer penetration represents digital customers as a percentage of basic subscribers.

(8)	Cable modems represents the aggregrate number of cable modem households that are billed for service.

(9)	Cable modem penetration represents cable modems as a percentage of homes passed available for two-way services.

(10)	Telephony lines represents the aggregrate number of lines that are billed for service.

(11)	Telephony line penetration represents telephony lines as a percentage of homes passed available for telephony services.

(12)	Average monthly revenue per basic subscriber represents revenues divided by the weighted average number of subscribers for the period.